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                                                            EXHIBIT # 10.19
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                                 April 28, 1995


Dr. Allan C. Kramer
22 Almendra Lane
Los Altos, CA 94022


             RE:  AGREEMENT NOT TO STAND FOR REELECTION AS DIRECTOR
              OF SILICON VALLEY BANCSHARES AND SILICON VALLEY BANK
                      AND MUTUAL GENERAL RELEASE OF CLAIMS

Dear Allan:

          This letter agreement ("Agreement") is made and entered into this 28th day of April, 1995 (the "Effective Date") by and among Silicon Valley Bancshares ("Bancshares"), Silicon Valley Bank (the "Bank") and Dr. Allan C. Kramer (the "Director") with reference to the following.

          The Director has served as a director of Bancshares and the Bank. The Boards of Directors of Bancshares and the Bank have determined to reduce the authorized number of directors from 12 to 10, with respect to the Bancshares Board, effective as of the date of Bancshares' 1995 annual meeting of shareholders, and from 11 to 9, with respect to the Bank's Board, effective as of the date of the Bank's 1995 annual meeting of shareholders. The Director, Bancshares and the Bank have decided that it is in their mutual best interests for the Director not to stand for reelection at the Bancshares' 1995 annual meeting or at the Bank's 1995 annual meeting.

          During 1994, persons serving as nonemployee directors of Bancshares and the Bank, including the Director, were authorized to receive restricted grants of Bancshares' common stock as compensation for their service as directors for each of the 1994-1995, 1995-1996 and 1996-1997 terms of office.
As authorized by the Bancshares' and Bank's Boards of Directors, these stock grants are to be awarded in amounts of 2,500 per year and are subject to certain restrictions on resale or transfer. In connection with the foregoing, it has previously been determined that the Director is to receive a restricted stock grant of 2,500 shares for his service during the 1994-1995 term. Because the Director will not stand for reelection at Bancshares' 1995 annual meeting or the Bank's 1995 annual meeting, the Director is not entitled to receive a stock grant or other form of compensation in connection with the 1995-1996 or 1996-1997 terms of office.

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          Notwithstanding the foregoing, however, and in addition to the 2,500 shares he is to receive as compensation for his 1994-1995 term, in consideration of the Director's execution of this Agreement, Bancshares and the Bank have agreed to grant to the Director 2,500 unrestricted shares of Bancshares' common stock (the "Stock Grant"), which Stock Grant shall be made as of the Effective Date hereof.

          Now, therefore, in consideration of the foregoing and performance of this Agreement and of the covenants and promises herein contained, the adequacy and receipt of which consideration is hereby acknowledged, the parties hereto agree as follows:

          1. The Director shall not stand for reelection as a director of Bancshares or the Bank at Bancshares' 1995 annual meeting or at the Bank's 1995 annual meeting and will not accept nomination to either Board by any person.

          2. As of the Effective Date, Bancshares shall make the Stock Grant to the Director. The Director acknowledges in this regard that, except with respect to the restricted stock grant (the "1994 Grant") to be made in connection with his service during the 1994-1995 term of office, he is not otherwise entitled to receive a grant of stock or other payment from Bancshares or the Bank in consideration for his service as a director of Bancshares or the Bank. Shares of stock issued pursuant to the Stock Grant shall not be subject to any resale restrictions by Bancshares or the Bank (although other restrictions on sale or transfer may apply under applicable securities laws). Additionally, the 1994 Grant shall not be subject to any resale restrictions by Bancshares of the Bank (assuming shareholder approval is received at the 1995 Annual Meeting of Shareholders to delete existing resale restrictions) (although other restrictions on sale or transfer may apply under applicable securities laws).

          3. From and after the Effective Date, the Director, on the one hand, and Bancshares and the Bank, on the other hand, on behalf of themselves and their respective heirs, legal representatives, successors and assigns, irrevocably release and discharge each other and their respective heirs, legal representatives, successors and assigns, officers, directors, shareholders, attorneys, agents and employees, and each of them, from any and all causes of action, claims, actions, rights, demands, obligations, damages or liabilities of whatever kind or character, which they may have against each other, whether known or unknown.

          4. The Director, on the one hand, and Bancshares and the Bank, on the other hand, on behalf of themselves and their respective heirs, legal representatives, agents, successors and assigns, expressly waive all rights afforded by California Civil Code Section 1542 and do so acknowledging the significance of such specific waiver. The Director further acknowledges that he has been afforded the opportunity to be represented in this matter by counsel. The Director, on the one hand, and Bancshares and the Bank, on the other hand, acknowledge that they are familiar with the provisions of California Civil Code
Section 1542, which provides as follows:

                    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the

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                    release, which if known by him must have materially affected his settlement with the debtor.

          5. The Director agrees to maintain confidentiality with respect to all confidential information of any type which the Director may have obtained during the course of his service as a director of Bancshares or the Bank. The Director further agrees to maintain the confidentiality of this Agreement and its underlying facts or circumstances. The Director further agrees to return to Bancshares or the Bank, upon their reasonable request, all manuals, documents, files or other proprietary materials used by the Director during his service, which the Director acknowledges to be the property of Bancshares or the Bank, as the case may be.

          6. The Director acknowledges that, pursuant to Bancshares' 1983 and 1989 stock option plans (the "Plans"), stock options previously granted to the Director under the Plans must be exercised within 3 months following termination of the Director's status as a director of Bancshares or the Bank and otherwise in accordance with the requirements of the Plans.

          7. Bancshares, the Bank and the Director acknowledge and agree that they shall not now or in the future make to any other person any negative or otherwise disparaging comments or statements about the other, or any of their respective officers, agents or employees, including disparaging comments regarding business practices, and that none of them shall communicate to any person any facts or opinions that might tend to reflect adversely upon the other or to harm the reputation of the other in the conduct of their respective personal, business or professional affairs. Without limiting the generality of the foregoing sentence, Bancshares and the Bank agree that, when responding to inquiries by third parties regarding the circumstances of the Director's departure from the Bancshares Board and the Bank Board, Bancshares and/or the Bank will communicate that the Director left the Boards in good standing. The Director acknowledges and agrees that he shall not interfere with, nor cause interference with, the conduct of Bancshares' or the Bank's 1995 annual shareholders' meetings. The Director further acknowledges and agrees that he will not participate in any proxy contests with respect to any such 1995 meetings or otherwise interfere with the proxy solicitation efforts relating thereto.

          8. Bancshares, the Bank and the Director acknowledge and agree that in the event of any breach of any term or provision of this Agreement, such party shall indemnify and hold harmless each of the other parties from and against any and all claims, demands, causes of action, obligations, damages or liabilities, including reasonable costs and attorneys' fees, arising from or in connection with that breach.

          9. Bancshares and the Bank shall indemnify the Director to the maximum extent permitted under the respective companies' bylaws, the California Corporations Code, and the Directors and Officers Liability Insurance maintained by the respective companies. The provisions of this paragraph shall inure to the benefit of Director's estate, executor, administrator, heirs, legatees and devisees.

          10. This Agreement shall be governed by and construed in accordance with the laws of California.

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          11.  This Agreement contains all of the terms and conditions agreed upon by the parties hereto relating to the subject matter hereof and supersedes any prior agreements, negotiations or representations, whether oral or written, relating thereto. Should any provision of this Agreement be held invalid or illegal, the remaining portions of this Agreement shall remain fully enforceable in accordance with their terms. Any amendment or modification of this Agreement must be in writing and executed by the Director and duly authorized representatives of Bancshares and the Bank. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

          Please acknowledge your acceptance of this Agreement and each of the respective terms hereof by signing and dating below.

                              Very truly yours,



                              SILICON VALLEY BANCSHARES

                              By:  s/ Clarence J. Ferrari, Jr.
                                 ----------------------------------
                                 Clarence J. Ferrari, Jr., Chairman

                              Date:     5/17/95
                                   ---------------


                              SILICON VALLEY BANK

                              By:  s/ Clarence J. Ferrari, Jr.
                                 ----------------------------------
                                 Clarence J. Ferrari, Jr., Chairman

                              Date:     5/17/95
                                   ----------------



                              DIRECTOR

                                s/ Dr. Allan C. Kramer
                                ----------------------------
                                 Dr. Allan C. Kramer

                              Date:     5/11/95
                                   ----------------

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